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                   Exhibit 23 - Independent Auditors' Consent

The Board of Directors
Fulton Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-05481, 333-44788, 333-81377, 333-64744, 333-76600, 333-76596,
333-76594) on Forms S-8 and registration statements (Nos. 33-37835, 333-61268) on Forms S-3 of Fulton Financial Corporation and subsidiaries of our report dated January 20, 2003, with respect to the consolidated balance sheet of Fulton Financial Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Fulton Financial Corporation and subsidiaries.

/s/  KPMG LLP



Lancaster, Pennsylvania
March 25, 2003

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